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Exhibit 10.6

SHAREHOLDERS VOTING AGREEMENT

        Shareholders Voting Agreement, dated as of July 13, 1998 (the "Agreement"), by and among (1) Furman Selz Investors II L.P., a Delaware limited partnership, and the other individuals or entities listed on Exhibit A hereto (individually, a "Shareholder" and collectively, the "Shareholders") and (2) Harold O. Rosser II and Stephen C. Sherrill (individually, a "Proxyholder" and collectively, the "Proxyholders").

Background

        Acapulco Acquisition Corp., a Delaware corporation (the "Company"), is duly organized and validly existing under the laws of the State of Delaware. The Company is authorized to issue up to 500,000 shares of Class A Common Stock, par value $.001 per share ("Class A Common Stock"). Pursuant to a Securities Purchase and Holders Agreement dated as of the date hereof among the Company, Bruckmann, Rosser, Sherrill & Co., L.P., a Delaware limited partnership, and certain related individuals, the Shareholders, and others (the "Securities Purchase and Holders Agreement"), the Shareholders acquired shares of Class A Common Stock of the Company.

Terms

        In consideration of the mutual agreements contained herein, the parties agree as follows:

        I.    Representations and Warranties.    Each Shareholder hereby severally represents and warrants to the Proxyholders as follows:

          1.    Ownership of Shares.

            a.     Such Shareholder is the record holder and beneficial owner of the number of shares of Class A Common Stock of the Company set forth opposite such Shareholder's name on Exhibit A hereto (the "Existing Shares", and together with any shares of Class A Common Stock of the Company acquired by such Shareholder after the date hereof and prior to the termination hereof, whether upon exercise of options, conversion of convertible securities, purchase, exchange or otherwise, the "Shares").

            b.     On the date hereof, the Existing Shares set forth opposite such Shareholder's name on Exhibit A hereto constitute all of the shares of Class A Common Stock of the Company owned of record or beneficially by such Shareholder.

          2.    Power, Binding Agreement.    Such Shareholder has the legal capacity, power and authority to enter into and perform all of such Shareholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Shareholder do not and will not violate any other agreement to which such Shareholder is a party or by which such Shareholder is bound including, without limitation, any trust agreement, proxy, will, testamentary document, voting agreement, shareholders agreement, voting trust or other agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms.

          3.    No Conflicts.    (A) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby. (B) Neither the execution and delivery of this Agreement by such Shareholder nor the consummation by such Shareholder of the transactions contemplated hereby nor compliance by such Shareholder with any of the provisions hereof shall (x) conflict with or result in any breach of any applicable trust, estate, foundation or other organizational documents applicable to such Shareholder, (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's properties or assets may be bound or (z) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Shareholder or any of such Shareholder's properties or assets.

          4.    No Liens.    Such Shareholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

        II.    Agreement to Vote; Proxy; Transfer.

          1.    Voting.    Each Shareholder hereby severally agrees that, during the time this Agreement is in effect, at any meeting of the shareholders of the Company, or in connection with any written consent of the shareholders of the Company, such Shareholder shall vote (or cause to be voted) the Shares held of record or beneficially by such Shareholder in accordance with the instructions of either of the Proxyholders.

          2.    Proxy.    EACH SHAREHOLDER HEREBY GRANTS TO, AND APPOINTS, THE PROXYHOLDERS, EACH OF THEM INDIVIDUALLY, SUCH SHAREHOLDER'S IRREVOCABLE PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE SHARES IN SUCH PROXYHOLDER'S DISCRETION, NOT SUBJECT TO ANY REVIEW, IN THE SAME MANNER AND TO THE SAME EXTENT AS IF THE PROXYHOLDER WERE THE ABSOLUTE OWNER OF SUCH SHARES IN HIS OWN RIGHT. EACH SHAREHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE DURING THE TERM OF THIS AGREEMENT AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION AND EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH SHAREHOLDER WITH RESPECT TO SUCH SHAREHOLDER'S SHARES.

          3.    Transfer.    Notwithstanding anything to the contrary contained herein, the proxy granted hereunder may not be transferred to any persons except to executive officers of Bruckmann, Rosser, Sherrill & Co., Inc.

        III.    Certain Covenants of Shareholders.    Except in accordance with the terms of this Agreement, each Shareholder hereby severally covenants and agrees as follows: No Shareholder shall, directly or indirectly: (i) except pursuant to the terms of this Agreement or the Securities Purchase and Holders Agreement, and except for transfers to persons who either are signatories to this Agreement or who, upon such transfer, become signatories to this Agreement, enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Shareholder's Shares or any interest therein; (ii) except as contemplated hereby, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing such Shareholder's obligations under this Agreement.

        IV.    Further Assurances.    From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

        V.    Certain Events.    Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Shareholder's heirs, guardians, administrators or successors or as a result of any divorce.

        VI.    Stop Transfer.    Each Shareholder agrees with, and covenants to, the Proxyholders that such Shareholder shall not request that the Company register the transfer of any certificate or uncertificated interest representing any of such Shareholder's Shares, unless such transfer is made in compliance with this Agreement or the Securities Purchase and Holders Agreement.

        VII.    Termination.    This Agreement shall terminate with respect to any Shares (i) as to which a registration statement shall have been filed pursuant to the Securities Act of 1933, as amended, promptly upon the effectiveness thereof or (ii) by delivery by the Proxyholders of a written notice of termination to the Shareholders. In addition, this Agreement shall terminate in the event of a sale by the Company, pursuant to an effective registration statement under the Securities Act of 1933, as amended, of Shares for gross offering proceeds of at least $20 million.

        VIII.    Miscellaneous.

          1.    Entire Agreement; Assignment.    This Agreement (i) contains the entire understanding of the parties hereto with respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto.

          2.    Amendments.    This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto; provided that Exhibit A hereto may be supplemented by any of the Proxyholders by adding the name and other relevant information concerning any shareholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added shareholder shall be treated as a "Shareholder" for all purposes of this Agreement.

          3.    Notices.    All notices, requests, claims, demands and other communications hereunder shall be made in writing by hand-delivery, registered or certified first-class mail, telex, telecopier or air courier guaranteeing overnight delivery to the other party at the following addresses (or at such other address as shall be given in writing by any party to the others):

If to Shareholders:	c/o Furman Selz Investors II, L.P. 230 Park Avenue, 13th Floor New York, New York 10169 Attention: Brian P. Friedman Facsimile: (212) 692-9147
If to any of the Proxyholders:	c/o Bruckmann, Rosser, Sherrill & Co., Inc. 126 East 56th Street New York, New York 10022 Attention: Harold O. Rosser Facsimile: (212) 521-3799

  or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

          All such notices shall be deemed to have been duly given when: delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

          4.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          5.    Enforcement.    The parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

          6.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.

          7.    Descriptive Headings.    The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          8.    Severability.    Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FURMAN SELZ INVESTORS II, L.P.
By: FS PRIVATE INVESTMENTS L.L.C., Manager
By:	/s/ Brian P. Friedman Name: Brian P. Friedman Title: Managing Member
FSI CO-INVESTORS
FS EMPLOYEE INVESTORS L.L.C.
By: FS PRIVATE INVESTMENTS L.L.C., Manager
By:	/s/ Brian P. Friedman Name: Brian P. Friedman Title: Managing Member
FS PARALLEL FUND L.P.
By: FS PRIVATE INVESTMENTS L.L.C., Manager
By:	/s/ Brian P. Friedman Name: Brian P. Friedman Title: Managing Member
/s/ Roy L. Furman Roy L. Furman
/s/ David. S. Harris David. S. Harris
PROXYHOLDERS
/s/ Harold O. Rosser II Harold O. Rosser II
/s/ Stephen C. Sherrill Stephen C. Sherrill

EXHIBIT A

Shareholder	Shares of Class A Common Stock
Furman Selz Investors II, L.P.	24,042.50
FS Employee Investors, L.L.C.	2,060.60
FS Parallel Fund, L.P.	1,169.70
Roy L. Furman	363.60
David S. Harris	363.60

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Exhibit 10.6 Shareholder Voting Agreement, dated as of July 13, 1998